Exhibit 10.1

EXECUTION VERSION
CONFIDENTIAL

July 20, 2020
Robert Rosenheck
At the Address on file with the Company

Dear Rob,
This letter agreement (this “Letter Agreement”), effective as of the date hereof (the “Effective Date”), sets forth the terms and conditions of your resignation of employment from Redwood Wellness, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used in this Letter Agreement that are not defined herein have the meanings set forth in your employment agreement with the Company, dated as of August 1, 2019 (the “Employment Agreement”).
1.Acceptance of Resignation.
The Company and Cronos Group Inc., a corporation organized under the laws of the Province of British Columbia (“Cronos Group”), hereby accept, acknowledge, and agree to, effective as of the Effective Date, your resignation of employment with the Company for Good Reason, including your resignation from your position as Chief Executive Officer of the Company and all other positions you may hold as an officer or director (or similar or equivalent position) of the Company, Cronos Group or any subsidiary thereof (collectively, the “Resignation”). The Company hereby waives any applicable notice or cure periods conditional upon your resignation for Good Reason. If any other documentation is necessary to properly effectuate the Resignation, you agree to cooperate reasonably and promptly in executing and delivering it at the request of the Company or Cronos Group.
2.Severance Benefits and Long-Term Incentives.
Contingent on your execution and non-revocation of the Release and Waiver of Claims attached hereto as Exhibit A (the “Release”) during the applicable revocation period, in consideration of amounts in excess of the minimum entitlements under applicable law and in accordance with Section 5.3(a) of the Employment Agreement: (a) the Company, shall, in full satisfaction of its obligations to you, (i) pay your Base Salary and accrued but unpaid vacation pay in accordance with applicable law, (ii) reimburse your documented expenses properly incurred prior to the Resignation in accordance with the Company’s expense reimbursement policy, (iii) pay you $41,666.67, which represents two (2) months of your annual base salary in effect at the time of the Resignation, payable by way of lump sum payment within sixty (60) days thereafter, and (iv) continue your group insured benefits in accordance with Section 5.3(a)(iv) of the Employment Agreement; and (b) Cronos Group shall, in full satisfaction of its obligations to you, vest any outstanding and unvested restricted share units granted to you pursuant to the Restricted Share Unit Agreement entered into on September 5, 2019 (the “RSU Agreement”) and promptly (but not later than thirty (30) calendar days thereafter) settle such restricted share units in common shares of Cronos Group.
You understand and agree that the entitlements under this Section 2 are provided in satisfaction of your entitlements to (a) severance pay under the Employment Agreement, any employee benefit plan sponsored by the Company or any of its affiliates, applicable law or otherwise, and (b) the restricted share units under the RSU Agreement. You will not be entitled to any other payments or benefits under the Employment Agreement or the RSU Agreement, except as specifically provided herein.
3.Restrictive Covenants; Return of Materials.

You hereby affirm that the restrictive covenants and other post-employment obligations contained in the Confidentiality, Non-Competition and Non-Solicitation Agreement, dated as of August 1, 2019 (the “Restrictive Covenant Agreement”) and the Employment Agreement, respectively, are and shall remain in effect and enforceable in accordance with the terms of the Restrictive Covenant Agreement and Employment Agreement, respectively, and you hereby reaffirm the existence and reasonableness of those obligations (including, without limitation, any confidentiality obligations, and any non-competition, non-solicitation, non-interference and non-disparagement restrictions). You also hereby reaffirm and acknowledge your obligations to comply with the provisions set forth in Section 2(b) of the Restrictive Covenant Agreement and the Company hereby requests the return, as of the Effective Date, of all Confidential Information and other Company property described in such Section 2(b) (including, without limitation, log-ins and access codes to all Company social media accounts and websites).
4.Image; Likeness.
Each of the Company and Cronos Group acknowledges and agrees that it has not obtained any ownership interest in, or license or permission conveying the right to use, your name, likeness, image, voice, biography or other personal rights or rights of publicity (collectively, “Personal Rights”), and neither the Company nor Cronos Group, nor any of their respective affiliates, shall make any new use of such Personal Rights for any purpose that would constitute infringement or misappropriation of your Personal Rights under applicable law in the absence of such a license or permission. For the avoidance of doubt, nothing in this Letter Agreement shall (a) require the removal or modification of any Personal Rights as they already appear as of the date of this Letter Agreement, including as they appear on any historical social media postings or other existing materials, whether tangible, digital or otherwise, or (b) prohibit any use of Personal Rights reasonably required under applicable law or pursuant to the rules of any national securities exchange upon which the securities of Cronos Group or any of its affiliates are listed; provided, that, notwithstanding the foregoing, Cronos Group shall remove your name, image and biography from the “About” page of its website.
5.Amendments.
This Letter Agreement may only be amended by written agreement executed by the Company, Cronos Group and you.
6.Independent Legal Advice.
You acknowledge that you have been encouraged to obtain independent legal advice regarding the execution of this Letter Agreement, and that you have either obtained such advice or voluntarily chosen not to do so, and hereby waive any objections or claims you may make resulting from any failure on your part to obtain such advice.
7.Expenses.
All costs, fees and expenses incurred in connection with this Letter Agreement and the transactions contemplated this Letter Agreement including all costs, fees and expenses of representatives the parties hereto, shall be paid by the party incurring such cost, fee or expense.
8.Counterparts.
This Letter Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the
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same agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Letter Agreement.
[Signature Page Follows]
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If you agree that this Agreement correctly memorializes our understandings, please sign and return this Agreement, which will become a binding agreement as the Effective Date.

Sincerely,

REDWOOD WELLNESS, LLC

	By:	ZEUS CANNABINOIDS LLC

	By:	/s/ Michael Gorenstein
		Name:	Michael Gorenstein
		Title:	President

CRONOS GROUP INC.

	By:	/s/ Michael Gorenstein
		Name:	Michael Gorenstein
		Title:	Chief Executive Officer

Accepted and Agreed:

/s/ Robert Rosenheck
Robert Rosenheck

Date: July 20, 2020

[Signature Page to Resignation Letter Agreement]

Exhibit A

RELEASE AND WAIVER OF CLAIMS

Release AND WAIVER OF CLAIMS (this “Release”), by Robert Rosenheck (“Executive Releasor”) in favor of Redwood Wellness, LLC and its subsidiaries (collectively, the “Employer”), affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities (the “Employer Releasees”).
WHEREAS, Executive Releasor has been employed as Chief Executive Officer;
WHEREAS, Executive Releasor has resigned from his position as Chief Executive Officer (and all other positions Executive Releasor holds as an officer or director (or similar or equivalent position) of Employer, Cronos Group Inc. or any subsidiary thereof) for Good Reason under the terms of the employment agreement entered into by the Employer and Executive Releasor, dated August 1, 2019 (the “Employment Agreement”), effective as of July 20, 2020; and
WHEREAS, Executive Releasor is seeking the payments and other benefits and entitlements set forth in Section 5.3 of the Employment Agreement, as further described in the letter agreement among the Employer, Cronos Group, Inc. and Executive Releasor, dated July 20, 2020 (the “Letter Agreement”), to which this Release is attached as an exhibit, that are conditioned on the effectiveness of this Release.
NOW, THEREFORE, in consideration of such payments and benefits and the covenants and agreements hereinafter set forth, the parties agree as follows:
1.EXECUTIVE RELEASOR’S GENERAL RELEASE. Executive Releasor knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Employer Releasees from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Executive Releasor (or Executive Releasor’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, including all claims arising under or in connection with Executive Releasor’s employment, or termination or resignation of employment with the Employer, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander;

impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages (the “Executive Released Matters”). In addition, in consideration of the provisions of this Release, Executive Releasor further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Executive Releasor’s favor as of the Effective Date (as defined below).
Executive Releasor expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and in so doing understands and acknowledges the significance of such specific waiver of Section 1542 that reads as follows:
“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected his or her settlement with the debtor or released party.”
Executive Releasor expressly waives, relinquishes and forfeits all rights and benefits accorded by the provisions of California Civil Code Section 1542, and furthermore waives any rights that he or she might have to invoke such provisions now or in the future with respect to the Executive Released Matters.
Thus, notwithstanding the provisions of Section 1542, and the purpose of implementing a full and complete release and discharge of the claims released by this Release, Executive Releasor expressly acknowledges that this Release is intended to include in its effect, without limitation, all claims which Executive Releasor does not know or suspect to exist in his favor at the time of execution hereof arising out of or relating in any way to the subject matter of the actions referred to herein above and that this Release contemplates the extinguishment of any such claims.
2.ACKNOWLEDGEMENT OF RESIGNATION. The Employer and Cronos Group, Inc., on behalf of themselves and their Affiliates (as defined in the Membership Interest Purchase Agreement by and among Cronos Group Inc., Employer and, for certain limited purposes, Executive Releasor and Cynthia Capobianco, dated August 1, 2019 (the “MIPA”) (collectively, the “Employer Group”) acknowledge and agree that Executive Releasor’s resignation in and of itself shall not be deemed to be a breach by Executive Releasor of any obligation or covenant to or with any member of the Employer Group under any agreement (including, without limitation, Executive Releasor’s Confidentiality, Non-Competition and Non-Solicitation Agreement, dated as of August 1, 2019 (the “Restrictive Covenant Agreement”)), whether or not such resignation in and of itself causes any direct or indirect loss or damages, reputational harm or other adverse changes to any member of the Employer Group, including, without limitation, any diminishment or deterioration of the value of the businesses of the Employer Group or to any employment, third-party, partnership or other business relationships of the Employer Group, and no member of the Employer Group shall bring any Claim in respect of such resignation against the Executive Releasor; provided, that, for the avoidance of doubt, the Employer Group may bring a Claim to the extent arising from any other action or omission taken by Executive Releasor, directly or indirectly, that would constitute a breach of any obligation or covenant to or with any member of the Employer Group under this Release, the Letter Agreement, the Employment Agreement or the Restrictive Covenant Agreement.
3.SURVIVING CLAIMS. Notwithstanding anything herein to the contrary, this Release shall not:

(i)release any Claims for payment of amounts payable under the Employment Agreement (including, without limitation, under Section 5.3 thereof);
(ii)release any Claim for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Employer plans that have vested (including any 401(k) plan) according to the terms of those plans;
(iii)release any Claim or right Executive Releasor may have pursuant to indemnification, advancement, defense, or reimbursement pursuant to any applicable D&O policies, any similar insurance policies, applicable law or otherwise;
(iv)release any Claim that may not lawfully be waived in a private agreement between the parties;
(v)release any Claim under the Restrictive Covenant Agreement;
(vi)release any Claim under, or arising in connection with the transactions contemplated by, the MIPA or the Lockup Agreement (as defined therein); or
(vii)limit Executive Releasor’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Executive Releasor agrees to waive Executive Releasor’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Executive Releasor or anyone else on Executive Releasor’s behalf (whether involving a governmental entity or not); provided that Executive Releasor is not agreeing to waive, and this Release shall not be read as requiring Executive Releasor to waive, any right Executive Releasor may have to receive an award for information provided to any governmental entity.
4.ADDITIONAL REPRESENTATIONS. Executive Releasor further represents and warrants that Executive Releasor has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Employer Releasees nor, has Executive Releasor assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that he is releasing.
5.ACKNOWLEDGMENT BY EXECUTIVE RELEASOR. Executive Releasor acknowledges and agrees that Executive Releasor has read this Release in its entirety and that this Release is a general release of all known and unknown Claims. Executive Releasor further acknowledges and agrees that:
(i)this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date of this Release and Executive Releasor acknowledges that he is not releasing, waiving or discharging any ADEA Claims that may arise after the Effective Date of this Release;

(ii)Executive Releasor is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive;
(iii)Executive Releasor has been advised, and is being advised by the Release, to consult with an attorney before executing this Release;
(iv)Executive Releasor has been advised, and is being advised by this Release, that he has been given at least twenty-one (21) days within which to consider the Release, but Executive Releasor can execute this Release at any time prior to the expiration of such review period; and
(v)Executive Releasor is aware that this Release (including, without limitation, Section 2 above) shall become null and void if he or she revokes his or her agreement to this Release within seven (7) days following the date of execution of this Release. Executive Releasor may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to the Employer written notice of his or her revocation of this Release no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”). Executive Releasor agrees and acknowledges that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Release.
6.COOPERATION WITH INVESTIGATIONS AND LITIGATION. Executive Releasor agrees, upon the Employer’s reasonable request and consistent with Executive Releasor’s reasonable business and personal obligations, to reasonably cooperate with the Employer in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during Executive Releasor’s tenure with the Employer or its Affiliate, including making himself or herself reasonably available to consult with Employer’s counsel, to provide information and to give testimony. Employer will reimburse Executive Releasor for reasonable out-of-pocket expenses Executive Releasor incurs in extending such cooperation, so long as Executive Releasor provides satisfactory documentation of the expenses. Nothing in this section is intended to, and shall not, restrict or limit Executive Releasor from exercising his or her protected rights described in Sections 3, 5, 6 or 7 hereof or restrict or limit Executive Releasor from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.
7.NON-DISPARAGEMENT. Executive Releasor agrees not to speak or act in a manner that would reasonably be expected to disparage or defame or damage the goodwill of Employer or its Affiliates, or the business or personal reputations of any of its officers, directors, partners, agents, employees, clients or suppliers, and further agrees not to engage in any other depreciating conduct or communications with respect to Employer or its Affiliates including, without limitation, on social media. Employer and Cronos Group Inc. agree not to, agree to cause each of its Affiliates not to and agree to direct each of their and their Affiliates’ respective Representatives (as defined in the MIPA) not to, speak or act in a manner that would reasonably be expected to disparage or defame Executive Releasor or Executive Releasor’s, heirs, executors, administrators, successors and assigns, and further agree not to, agree to cause each of its Affiliates not to and agree to direct each of their and their Affiliates’ respective Representatives not to, engage in any other depreciating conduct or communications with respect to Executive Releasor including, without limitation, on social media. For the avoidance of doubt, nothing contained herein shall adversely affect or impair any party’s right to enforce any of the restrictive covenants or other post-employment obligations contained in the Restrictive Covenant Agreement, or any other agreement to which such party is a party or otherwise bound.
8.GOVERNING LAW. To the extent not subject to federal law, this Release will be governed by and construed in accordance with the law of the State of California applicable to contracts made and to be performed entirely within that state.
9.SEVERABILITY. If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, then the remainder of the Release shall remain in full force and effect.
10.CAPTIONS; SECTION HEADINGS. Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.
11.COUNTERPARTS; FACSIMILE SIGNATURES. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

IN WITNESS WHEREOF I have hereunder set my hand this 20th day of July, 2020.

SIGNED AND DELIVERED
in the presence of:

/s/ Cynthia Capobianco		/s/ Robert Rosenheck
Witness’ Signature		Robert Rosenheck

Cynthia Capobianco
Print Name of Witness

Address of Witness

SIGNED AND DELIVERED

REDWOOD WELLNESS, LLC

By: ZEUS CANNABINOIDS LLC

By:	/s/ Michael Gorenstein
Name:	Michael Gorenstein
Title:	President

CRONOS GROUP INC.
By:	/s/ Michael Gorenstein
Name:	Michael Gorenstein
Title:	Chief Executive Officer
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